Exhibit 99.04

LETTER TO CLIENTS

To Tender Shares of Common Stock

of

VULCAN MATERIALS COMPANY

for

0.50 Shares of Common Stock of Martin Marietta Materials, Inc.

(together with the associated preferred stock purchase rights)

by

MARTIN MARIETTA MATERIALS, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 18, 2012, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE BUT NOT DURING ANY SUBSEQUENT OFFER PERIOD.

December 12, 2011

To Our Clients:

Enclosed for your consideration is a Prospectus/Offer to Exchange, dated December 12, 2011, and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Martin Marietta Materials, Inc. (“Martin Marietta”), a North Carolina corporation, to exchange each issued and outstanding share of common stock, par value $1.00 per share (the “Vulcan common stock”), of Vulcan Materials Company (“Vulcan”), a New Jersey corporation, validly tendered and not properly withdrawn in the Offer, for 0.50 shares of common stock, par value $0.01 per share, of Martin Marietta, together with the associated preferred stock purchase rights (the “Martin Marietta common stock”), and cash in lieu of any fractional shares of Martin Marietta common stock, upon the terms and subject to the conditions of the Offer.

We (or our nominees) are the holder of record of shares of Vulcan common stock held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Vulcan common stock held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Vulcan common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The consideration for each share of Vulcan common stock is 0.50 shares of Martin Marietta common stock, plus cash in lieu of any fractional shares of Martin Marietta common stock, as described in the Prospectus/Offer to Exchange.

2.	The Offer is being made for all outstanding shares Vulcan common stock.

3.	The Offer and the withdrawal rights expire at 5:00 p.m., New York City Time, on May 18, 2012 unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Date”).

4.	The Offer is subject to a number of conditions set forth in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Conditions to the Offer,” which we urge you to review in detail. These conditions include, among other things, the following:

•

Vulcan shall have entered into a definitive merger agreement with Martin Marietta with respect to the proposed transaction reasonably satisfactory to Martin Marietta and Vulcan. Such merger agreement shall provide, among other things, that:

•

the board of directors of Vulcan has approved the proposed transaction and irrevocably exempted the transaction from the restrictions imposed by the New Jersey Shareholder Protection Act, if applicable; and

•	the board of directors of Vulcan has removed any other impediment to the consummation of the transaction.

Martin Marietta considers the proposed form merger agreement delivered to Vulcan on the date of the Prospectus/Offer to Exchange to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof.

For a summary of the proposed form merger agreement delivered to Vulcan on the date of the Prospectus/Offer to Exchange, please see the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Summary of the Form Merger Agreement.”

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated prior to the expiration of the offer.

•

Vulcan shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Vulcan common stock that, when added to the shares of Vulcan common stock then owned by Martin Marietta or any of its subsidiaries, shall constitute 80% of the voting power of Vulcan’s outstanding capital stock entitled to vote on transactions covered under Article VIII, Section A of Vulcan’s restated certificate of incorporation.

If there is a favorable outcome in the New Jersey litigation with respect to this provision of Vulcan’s Restated Articles of Incorporation as described in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Litigation,” then we will amend the condition so as to require the minimum tender of a majority of the voting power of the outstanding Vulcan common stock (which would be sufficient voting power to approve the second-step merger without the affirmative vote of any other shareholder of Vulcan).

•

The registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Martin Marietta shall have received all necessary state securities law or “blue sky” authorizations.

•

The shareholders of Martin Marietta shall have approved (1) an amendment to Martin Marietta’s Restated Articles of Incorporation to increase the number of authorized shares of Martin Marietta common stock and implement any change to the name of the combined company, and (2) the issuance of shares of Martin Marietta common stock pursuant to the offer and the second-step merger as required under the rules of the New York Stock Exchange (“NYSE”).

•	The shares of Martin Marietta common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

•

Martin Marietta shall have completed to its reasonable satisfaction customary confirmatory due diligence of Vulcan’s non-public information on Vulcan’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Vulcan’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

5.	Any stock transfer taxes applicable to the transfer of shares of Vulcan common stock to Martin Marietta pursuant to the Offer will be paid by Martin Marietta, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

We urge you to read the enclosed Prospectus/Offer to Exchange and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Vulcan common stock.

The Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Vulcan common stock. Martin Marietta is not aware of any jurisdiction where the making of the Offer or the tender of shares of Vulcan common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Martin Marietta becomes aware of any jurisdiction in which the making of the Offer or the tender of shares of Vulcan common stock in connection therewith would not be in compliance with applicable law, Martin Marietta will make a good faith effort to comply with such law. If, after such good faith effort, Martin Marietta cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares of Vulcan common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to tender any or all of the shares of Vulcan common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your shares of Vulcan common stock, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Instructions with Respect to the Offer to Exchange

All Outstanding Shares of Common Stock

of

VULCAN MATERIALS COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated December 12, 2011, and the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Martin Marietta Materials, Inc. (“Martin Marietta”), a North Carolina corporation, to exchange each issued and outstanding share of common stock, par value $1.00 per share (the “Vulcan common stock”), of Vulcan Materials Company (“Vulcan”), a New Jersey corporation, validly tendered and not properly withdrawn in the Offer, for 0.50 shares of common stock, par value $0.01 per share, of Martin Marietta, together with the associated preferred stock purchase rights (the “Martin Marietta common stock”), and cash in lieu of any fractional shares of Martin Marietta common stock, upon the terms and subject to the conditions of the Offer.

This will instruct you to tender the number of shares of Vulcan common stock indicated below (or, if no number is indicated below, all shares of Vulcan common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Name(s):
(Please Print)

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Vulcan common stock held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT OR MARTIN MARIETTA.

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